Exhibit 99.1

METISCAN, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR YEARS ENDED DECEMBER 31, 2010 AND 2009
(AUDITED)

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm

Financial Statements

Balance Sheets as of December 31, 2010 and 2009

Statements of Operations for the Fiscal Years Ended December 31, 2010 and 2009

Statement of Stockholders’ Equity for the Year Ended December 31, 2010

Consolidated Statements of Cash Flows for the Years Ended December 31, 2010 and 2009

Notes to Financial Statements

Eugene M Egeberg
Certified Public Accountant
2400 Boston Street, Suite 102
Baltimore, Maryland  21224
(410) 218-1711

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REPORT

To the Stockholders
Metiscan, Inc.

We have audited the consolidated accompanying balance sheet of Metiscan, Inc. as of December 31, 2010, and the related statements of operations and changes in stockholder’s deficit and cash flows for the year then ended.   These financial statements are the responsibility of the Company management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards as well as standards required by the Public Companies Accounting Oversight Board.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.    An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a large accumulated deficit through December 31, 2010.   This condition raises substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metiscan, Inc. as of December 31, 2010 and the results of its operations and its cash flows for each of the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Eugene M Egeberg
Eugene M Egeberg, CPA

April 11, 2011

METISCAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(AUDITED)

	December 31, 2010	December 31,2009

ASSETS

CURRENT ASSETS

Cash	$92,724	$13,301
Cash, restricted		8,057,420
Accounts receivable	682,512	426,213
Notes receivable	1,514	1,941

TOTAL CURRENT ASSETS	776,750	8,498,875

PROPERTY AND EQUIPMENT, net of accumulated depreciation	2,600,933	2,685,405

PREPAID EXPENSES	18,907	18,907
OTHER ASSETS	675,522	1,210,804
OTHER NON-CURRENT ASSETS, including restricted cash of $7,954,061	7,954,061

TOTAL ASSETS	$12,026,173	$12,413,990

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued liabilities	$2,405,326	2,666,630
Notes payable, shareholder
Notes payable, current portion	2,148,351	2,029,736
Security deposit	8,016	8,016
Customer deposit	15,800

TOTAL CURRENT LIABILITIES	4,577,493	4,704,382

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock, par value $0.0001 per share
Authorized – 10,000,000 shares
Issued and outstanding – 750,000 shares series “C”	75	75
Issued and outstanding – 500,000 shares series “D”	50	50
Issued and outstanding – 60 shares series “E”	-	-
Issued and outstanding – 72 shares series “F”	-	-
Common stock, par value $0.0001 per share
Authorized – 5,000,000,000 shares
Issued and outstanding – 2,441,400,555 and 2,239,339,170, respectively	243,865	223,934
Additional paid-in capital	9,204,868	9,047,353
Accumulated deficit	(2,000,178)	(1,561,804)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	7,448,680	7,709,608
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$12,026,173	$12,413,990

METISCAN, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR YEARS ENDED DECEMBER 31, 2010 AND 2009
(AUDITED)

	For The Years
	Ended December 31,
	2010	2009

REVENUES	$2,529,356	$2,543,978

COST OF REVENUES	561,520	773,049

GROSS PROFIT	1,967,836	1,770,929

EXPENSES
Selling, general and administrative	1,882,634	2,123,917

TOTAL EXPENSES	1,882,634	2,123,917

INCOME (LOSS) FROM OPERATIONS	85,202	(352,987)

OTHER INCOME (EXPENSE), NET	(523,576)	(1,066,049)

NET INCOME (LOSS)	(438,374)	(1,419,037)

NET (LOSS) PER COMMON SHARE

Basic and diluted	(0.00)	(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

Basic and diluted	2,397,903,927	2,239,339,170

METISCAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2010
(AUDITED)

	Preferred Series “A”		Preferred Series “B”		Preferred Series “C”		Preferred Series “D”		Preferred Series “E”
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance December 31, 2009	48	$-	72	$-	750,000	$75	500,000	$50	-	$-

Common stock issued for cash	-	-	-	-	-	-	-	-	-	-

Conversion of shares due to settlement	(48)	-	(72)	-	-	-	-	-	56	-

Common stock issued for services	-	-	-	-	-	-	-	-	-	-

Net loss	-	-	-	-	-	-	-	-	-	-

Balance, December 31st, 2010	-	$-	0	$-	750,000	$75	500,000	$50	56	$-

METISCAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2010
(AUDITED)

	Preferred Series “F”		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance December 31, 2009	-	$-	2,239,339,170	$223,934	$9,047,353	$(1,561,804)	$7,709,483

Common stock issued for cash	-	-	2,750,000	275	3,025	-	3,300

Conversion of shares due to settlement	68	-	69,696,000	6,970	(326,726)	-	(337,757)

Common stock issued for services			129,615,385	12,962	130,238	-	143,200
Net loss	-	-	-	-	-	(387,689)	(387,689)

Balance, December 31, 2010	68	$-	2,441,400,555	$244,140	$8,835,890	$(1,949,493)	$7,130,537

METISCAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(AUDITED)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(438,374)	$(1,419,037)
Adjustments to reconcile net (loss) to net cash
(used) by operating activities:
Common stock issued for services	180,148	-
Gain (loss) on settlement of debt	403,459	-
Loss on settlement of debt with stock issuance	-	-
Depreciation expense	183,207	277,672
Changes in operating assets and liabilities:
Accounts receivable	(256,299)	86,501
Prepaid expenses	(1)	28,333
Accounts payable and accrued liabilities	(261,304)	1,107,613
Other Liabilites (decrease)		124,308
Advances from customers	15,800	-
Notes receivable	427	-
Other assets	131,823	-
NET CASH PROVIDED BY OPERATING ACTIVITIES	(41,114)	205,390

CASH FLOWS FROM INVESTING ACTIVITIES:
Other Asset		(22,500)
Purchase of property and equipment	(98,736)	(44,827)
NET CASH USED BY INVESTING ACTIVITIES	(98,736)	(67,327)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from cash held in escrow	103,359	-
Proceeds from (repayments of) notes payable	112,615	(179,277)
Proceeds from (repayments of) loans payable	-	(950,087)
Proceeds from preferred stock		125
Proceeds from common stock	3,300	202,911
Increase in Retained Earnings		15,038
Increase in Contributed Capital	-	8,812,421
NET CASH USED BY FINANCING ACTIVITIES	219,274	7,901,130

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	79,424	8,039,193

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	13,301	31,528

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$92,725	$8,070,721

METISCAN, INC. AND SUBSIDIARIES
NOTES TO CONDENSED FINANCIAL STATEMENTS
DECEMBER 31, 2010
(AUDITED)

NOTE 1:                      ORGANIZATION AND BASIS OF PRESENTATION

Description of Business

Metiscan, Inc. (“we”, “us” or “our”) was originally incorporated on February 27, 1997 pursuant to the laws of the State of Florida, using the name OSCM-One Stop.com, Inc.  On September 25, 2008, pursuant to the consent of the Stockholders and the Board of Directors, we merged into a newly formed wholly-owned subsidiary which had been incorporated pursuant to the laws of the State of Delaware on September 9, 2008, called “Metiscan, Inc.”  We were the surviving entity in such transaction.

During 1999, we provided internet and communication technologies.

On August 8, 2008, we acquired Metiscan Technologies, Inc. (Technologies) in a stock-for-stock transaction. As a result, Technologies became our wholly owned subsidiary. Pursuant to the acquisition agreement, (the “Agreement”), we issued a total of 157,000,000 shares of our common stock in exchange for 100% of the issued and outstanding shares of Technologies. The Agreement provided for 32,000,000 shares to be issued upon closing and 125,000,000 to be issued as soon as possible after we filed an amendment to increase our authorized shares, which we did on August 15, 2008. On August 8, 2008, the 32,000,000 shares were issued. On August 21, 2008, the 125,000,000 shares were issued.

For accounting purposes, the transaction described in the preceding paragraph has been accounted for as a reverse merger, since the stockholders of Technologies own a majority of our issued and outstanding shares of common stock, and the directors and executive officers of Technologies became our directors and executive officers. This acquisition was accounted for at historical cost in a manner similar to that in pooling of interests method because after the acquisition, the former stockholders of Technologies acquired a majority of the issued and outstanding shares of the Company. The financial statements of the Company are not significant; therefore, no pro forma financial information is submitted. Thus, the historical financial statements are those of Technologies.

On November 13, 2008, we formed Taptopia, Inc., a wholly owned subsidiary that provides technology utilizing Smartphones to event organizers, convention centers, and their related vendors

On November 13, 2008, we formed Shoreline Employment Services, Inc., an employment services company which provides part-time, full time, and contract employees.

On December 31, 2008, we completed the acquisition of two diagnostic imaging facilities, Schuylkill Open MRI, Inc. (SOMRI) located in Pottsville, Pennsylvania and Metiscan-CC, Inc. (Corpus), located in Corpus Christi, Texas in stock-for-stock transactions. As a result, Corpus became our wholly owned subsidiary and SOMRI became our majority-owned subsidiary. Pursuant to the same Agreement the Company agreed to issue a total of 9,000,000,000 shares (the “Imaging Shares”) of its common stock in exchange for 100% of the issued and outstanding shares of Corpus and a majority ownership of SOMRI. Pursuant to an ancillary letter agreement dated December 31, 2008, Metiscan agreed to issue the Imaging Shares on or before March 31, 2009. The Imaging Shares were issued as 900,000 shares of Series “C” Preferred Stock on May 7, 2009, which is convertible into 9,000,000,000 shares of the Company’s common stock.

For accounting purposes, the transaction described in the preceding paragraph has also been accounted for as a reverse merger, since the stockholders of SOMRI and Corpus were issued Series “C” Preferred Stock which, upon conversion into common stock, would represent a majority of our issued and outstanding shares of common stock, and the directors and executive officers of SOMRI and Corpus became our directors and executive officers. This acquisition was accounted for at historical cost in a manner similar to that in pooling of interests method because after the acquisition, the former stockholders of SOMRI and Corpus acquired a majority of our outstanding shares.

On February 26, 2009 Technologies merged into Corpus pursuant to the consent of the Stockholders and the Board of Directors of each of the respective companies.  Corpus was the surviving entity in such transaction.

On June 24, 2009, we announced that we had determined to become a holding company focused upon growing our organization by making key acquisitions of companies which focus on developing new technologies.

On October 16, 2009, Corpus filed a petition for relief under Chapter 7 of the Bankruptcy Code. We have written off the assets and liabilities of Corpus and described the operating results from Corpus in this registration statement as discontinued operations.

On February 11, 2010, Taptopia entered into a joint venture with ConvExx, LLC to form Appcon, LLC (Appcon), which was formed under the laws of the State of Nevada. Pursuant to the Operating Agreement, each of Taptopia and ConvExx owned a 50% interest in Appcon, which was created to function as a trade show organizer for mobile application trade shows to be held in the future.

On November 15, 2010, Firstview ceased operations and began evaluating other business pursuits.

On December 1, 2010, Taptopia and ConvExx mutually agreed to an orderly shut down of Appcon and dissolved the Company with the State of Nevada.

As of December 31, 2010, we had the following subsidiaries:

• FirstView EHR, Inc. (“FirstView”) – FirstView is our majority owned subsidiary which provides healthcare information technology (“Healthcare IT”) services for diagnostic imaging facilities, including, but not limited to, web-based electronic healthcare records (EHR), long-term archiving and professional “Healthcare IT” services.

As of November 15, 2010 FirstView ceased its operations and is currently evaluating other business pursuits.

• Schuylkill Open MRI, Inc. (“SOMRI”) – We own seventy two (72%) percent of SOMRI.  A minority of the issued and outstanding shares of SOMRI are owned by a Pennsylvania physician and 2 other minority shareholders.  SOMRI is an independent diagnostic testing facility (IDTF) located in Pottsville, Pennsylvania providing Magnetic Resonance Imaging (MRI) services and is unaffiliated with any hospital or medical group. SOMRI officially opened for business and began its operations in March, 2003 as an outpatient open MRI facility. SOMRI currently performs exams on the Siemens Concerto OPEN MRI System utilizing Siemens’ Syngo software. In 2008, Schuylkill also added the Siemens Magnetom Vision 1.5T high field closed magnet to its facility. Having both the Siemens Concerto OPEN MRI System and the Siemens Magnetom Vision 1.5T high field closed magnet gives SOMRI flexibility in the studies it can conduct. SOMRI uses FirstView’s Healthcare IT support to host and manage its RIS and PACS systems.  SOMRI offers same day, evening and Saturday appointments to accommodate emergency and non-emergency patient’s schedule needs.

SOMRI participates in most major insurance plans. SOMRI also accepts Medicare, Medicaid, Worker’s Compensation claims, Personal Injury Protection (PIP) and Letters of Protection (LOPs) for participating personal injury attorneys in the area. SOMRI is accredited by the American College of Radiology (ACR).

• Shoreline Employment Services, Inc. (“Shoreline”) – Shoreline, which is our wholly owned subsidiary, is an employment services company that provides part-time, full time, and contract employees, and provides other human resource related services such as employee benefits and retirement plans such as 401ks to us, our subsidiaries and one third party on an as-needed basis.

• Taptopia, Inc. (Taptopia) – Taptopia is our wholly owned subsidiary which provides technology utilizing Smartphones to event organizers, convention centers, and their related vendors. Taptopia’s cornerstone product the Digital Show Guide™ (DSG) which was launched in December of 2009, enables attendees and exhibitors to easily navigate event schedules and exhibitor information from their Apple iPhones™, iPod touches™, iPads™ and BlackBerrys.  Users have the ability to take notes about events or exhibitors directly within the software application, send their contact information and notes immediately to their contacts, utilize pre-event planning tools and stay current with real-time announcements.  The DSG replaces traditional paper show guides and provides event organizers the ability to make last minute changes and additions to the DSG electronically.

Taptopia has filled a design patent application and a trademark application with the United States Patent and Trademark Office (USPTO) to legally protect Taptopia's Digital Show Guide(TM) product.  The design patent application protects the graphical user interface (GUI) and its interactive design elements related to Taptopia's interactive digital maps. The trademark application protects the mobile software product's trade name -- Digital Show Guide(TM).  Taptopia is also working on other Smartphone software technologies that may be utilized by event organizers, convention centers, and their related vendors.

On February 11, 2010, Taptopia entered into a joint venture with ConvExx, LLC to form Appcon, LLC (Appcon), which was formed under the laws of the State of Nevada. Pursuant to Appcon’s Operating Agreement, each of Taptopia and ConvExx owned a 50% interest in Appcon, which was created to function as a trade show organizer for mobile application trade shows to be held in the future.  The trade show which Appcon was to organize initially was postponed due to insufficient registrations by trade show participants. On December 1, 2010, Taptopia and ConvExx mutually agreed to an orderly shut down of Appcon and dissolved the Company with the State of Nevada.

Basis of Presentation

In connection with preparation of the consolidated condensed financial statements and in accordance with the recently issued Statement of Financial Accounting Standards No. 165 “Subsequent Events” (SFAS 165), the Company evaluated subsequent events after the balance sheet date through the issuance date of these financial statements.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  The Company has incurred a net loss during the year ended December 31, 2010 and has a working capital deficit of $3,793,243.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from this uncertainty.

During fiscal 2011, Management plans to take the following steps in order to grow Metiscan;

·	Continue to reduce operating expenses by eliminating inefficiencies in our operations;

·	Procure capital equipment necessary to maintain a market advantage for our services we offered;

·	Evaluate further upgrades of infrastructure and licensed software, as well as improve service at our freestanding diagnostic imaging center;

·	Develop mobile software solutions for the convention, meeting and trade show industries; and

·	Develop and acquire new technologies and operating ventures that add value to the overall entity.

Revenue Recognition

The Company uses the accrual method of accounting. Sales are recognized when service is provided.

Depreciation and Amortization

The Company depreciates its property and equipment using the straight-line method with estimated useful lives from five to thirty-nine years.  For federal income tax purposes, depreciation is computed using an accelerated method.

Income Taxes

The Company accounts for income taxes under SFAS 109, “Accounting for Income Taxes.” Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts and timing of revenues and expenses, the reported amounts and classification of assets and liabilities, and the disclosure of contingent assets and liabilities.  These estimates and assumptions are based on the Company’s historical results as well as management’s future expectations.  The Company’s actual results could vary materially from management’s estimates and assumptions.

Disclosure About Fair Value of Financial Instruments

The Company estimates that the fair value of all financial instruments at December 31, 2010 as defined in FASB 107 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet.  The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.  Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Basic and Diluted Income (Loss) per Share

In accordance with SFAS No. 128, “Earnings Per Share,” basic income (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted income (loss) per common share is computed similar to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of December 31, 2010 and 2009, the Company had no potentially dilutive shares.

Recent Accounting Pronouncements

There are no current accounting pronouncements that affect the Company.

NOTE 2:                      ACCOUNTS PAYABLE AND ACCRUED LIABILITY

Approximately $1,500,000 of the $2,397,826 accounts payable and accrued liabilities are attributed to discontinued operations and the corresponding chapter 7 bankruptcy proceedings for Metiscan-CC, Inc.

NOTE 3:                      CANCELLATION OF SERIES A & SERIES B PREFERRED STOCK

On February 5, 2010, the Company cancelled its Series A and Series B Preferred class of stock (“A and B Preferred Shares”) and created a Series E and Series F Preferred class of stock (“E and F Preferred Shares”). The cancellation of the A and B Preferred Shares and creation of the E and F Preferred Shares was pursuant to the settlement agreement reached with Garth James whereas Mr. James was issued sixty (60) shares of Series E Preferred stock and seventy-two (72) shares of Series F Preferred stock. Each month, beginning February 2010, the Company redeems one (1) share of Series E Preferred stock and one (1) share of Series F Preferred stock at the total cost of approximately $10,000.  Through December 31, 2010, the Company has purchased eight (8) of each series for a total of approximately $80,000.

NOTE 4:                      INVESTMENT IN LIMITED LIABILITY COMPANY

On February 11, 2010, the Company’s wholly owned subsidiary, Taptopia invested $100 in AppCon, LLC a limited liability company formed under the laws of the state of Nevada. Taptopia owned 50% of the interest and Convexx, an unrelated entity, owned the remaining 50%.  The purpose of the limited liability company was to function as a trade show organizer for mobile application trade shows to be held in the future.   On December 1, 2010, Taptopia and ConvExx mutually agreed to an orderly shut down of Appcon and respectively officially dissolved the Company with the State of Nevada.

NOTE 5:                      LOSS ON SETTLEMENT OF DEBT

During the year ended December 31, 2010, we experienced a net loss on the settlement of debt in the amount of $431,792. This loss on the settlement of debt was mainly attributed to the write off of $337,900 of notes receivable by our subsidiary, Schuylkill, due to the determination that these funds were not collectible.

NOTE 6:                      TERMS AND CONDITIONS OF THE ACCOUNT MANAGEMENT AGREEMENT

We entered into an agreement dated June 26, 2009 (the “Account Management Agreement”) with Copperbottom Investments, Ltd., Absentia Holdings, Ltd., Orange Investments, Ltd., Agri-Technologies International, Ltd. and Britannia Securities International, Ltd. as the investors (the “Investors”) and Elco Securities, Ltd. as the manager of the transaction (the “Intermediary”), which may provide us with up to $7,955,795 (the “Funds”), which is set forth on our balance sheet as of June 30, 2010 as “cash, restricted”.  The following are the terms and conditions of the Account Management Agreement:

1.
The Funds are being held in an account in the name of Metiscan, Inc. which is controlled by the Intermediary.  Before any of the Funds are released to us, 525,085,751 shares of our common stock issuable upon the exercise of an aggregate of 14 warrants being held by the Intermediary on behalf of the Investors pursuant to the Account Management Agreement must be free trading.

2.
There are 24 milestones, or “Breakouts”.  The first Breakout requires that the average bid price of our common stock shall be $0.0120 per share, and that the average daily volume shall be 10,653,587 shares.  The average bid price requirement for each Breakout increases, so that the 24th Breakout requires that the average bid price be $0.0311 per share, and that the average daily volume be 2,752,527 shares.  Upon reaching each breakout, we shall receive a sum of cash ranging from $110,752 to $405,085.  The Intermediary shall track the average closing bid price of our common stock (the "Bid") and average daily volume of trading of our common stock (the "Volume") for each trading day within a specified 30 calendar day period.

3.	Certain fees and expenses shall be deducted from the Breakout payments before being delivered to us.

In addition to the foregoing conditions, upon the release of the Funds to us there are numerous conditions upon our operations and upon our use of the Funds after we receive the Funds, unless we receive approval from the Investors to forgo any, or all, of the following conditions:

1.	We are not permitted to consolidate our common shares without the agreement of the Investors until after the earlier of (i) June 26, 2013 or (ii) after the exercise of certain warrants.

2.
We must make available to the public adequate current information about us within the meaning of Rule 144(c), which was promulgated by the Securities and Exchange Commission pursuant to §4(1) of the Securities Act of 1933, as amended.

3.	We must be publicly traded on an exchange suitable to the Investors.

4.
We are restricted from consolidating our common stock, and restricted from selling, merging or spinning-off more than 5% of our underlying assets for a period of one year following the “completion of capital placement” by the Investors.

5.	We may not utilize any funds we receive for any of the following:

A.	Leasing vehicles for management,

B.
Legal or general and administrative expenses not related to filing all required reports pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, as amended,, such as registration, SEC compliance and listing requirement,

C.	Repayment of management or shareholder loans except as to be approved by the Investors,

D.	Past due salaries,

E.	Settlement of legal liabilities or

F.	Severance packages.